                                                                   Exhibit 23.2



                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Circuit Test, Inc. and Affiliates:


We consent to the inclusion of our report dated July 11, 1997, with respect to the combined balance sheets of Circuit Test, Inc. and affiliates as of December 31, 1996 and 1995, and the related combined statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the Form S-2 of EFTC Corporation dated October 21, 1997.



                                        KPMG Peat Marwick LLP


Memphis, Tennessee
October 20, 1997